Exhibit 99.1

VaxGen Acquires Celltrion’s Interest in California Manufacturing Facility; Celltrion Agreements Revised

BRISBANE, Calif. – January 4, 2005 – VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that it has exercised its right to acquire all of the shares in its California manufacturing facility that it did not already own from its joint venture partner, Celltrion, Inc., for $7.7 million.

“The buy-out of the remaining interest in our manufacturing facility benefits VaxGen and Celltrion,” said Lance K. Gordon, VaxGen’s President and Chief Executive Officer. “It ensures VaxGen’s complete control of its own manufacturing facility and provides Celltrion with non-dilutive operating capital for its operations in South Korea.”

In February 2002, VaxGen and a group of South Korean investors formed Celltrion, a South Korean joint venture, to establish a large-scale biopharmaceutical manufacturing business in South Korea. VaxGen provided technical support and know-how, and the South Korean investors provided all of the funding for the joint venture.

Celltrion has nearly completed the mechanical construction of its 50,000-liter facility in Incheon, South Korea, designed for the production of biopharmaceuticals grown in mammalian cells, which include many of the most advanced products made through biotechnology. Celltrion is actively pursuing contract manufacturing business and has entered into early-stage negotiations with potential customers.

VaxGen and Celltrion also formed a joint venture in February 2002 called VaxGen-Celltrion, Inc. to establish a multipurpose manufacturing facility in California. Celltrion provided VaxGen-Celltrion with $7 million in initial capital, with all remaining construction and operating costs borne by VaxGen. The VaxGen-Celltrion facility, which is now under the sole ownership of VaxGen, was initially used to train Celltrion staff in cGMP compliant biopharmaceutical manufacturing. The facility is in full cGMP operation and is producing recombinant protein antigen for VaxGen’s anthrax vaccine, rPA102.

Revisions to Celltrion Agreements

VaxGen also announced that it has revised its relationship with Celltrion and its South Korean joint venture partners. VaxGen will reduce its ownership in the joint venture from 48% to 36%, although VaxGen will still be the single largest stockholder in the joint venture and will continue to hold two seats on Celltrion’s Board of Directors, which has been increased to six from five seats. VaxGen and Nexol Co., Ltd., one of three South Korean investors in Celltrion, will jointly appoint the chief executive officer of Celltrion, whereas VaxGen previously had undertaken this responsibility by itself.

“Restructuring our relationship with Celltrion is a natural outgrowth of VaxGen’s evolution and its growing presence in biodefense,” Gordon said. “VaxGen retains a significant stake in Celltrion, and we intend to continue to provide whatever support we can to help ensure its growth and success. We applaud the progress that Celltrion has made and look forward to a continuing and active role in the joint venture.”

In exchange for reducing its ownership in Celltrion, VaxGen will have no future obligation to transfer additional technology or to provide additional technical support to Celltrion. However, Celltrion will have the ability to request further technical support and certain services from VaxGen. Celltrion also will have the right to continue to use certain technology previously transferred to it by VaxGen.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax and smallpox. VaxGen is currently producing 75 million doses of its anthrax vaccine under an $877.5 million contract from the U.S. government. For more information, please visit the company’s web site at:www.vaxgen.com

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding Celltrion’s ability to complete its manufacturing facility in South Korea and VaxGen’s ability to provide continued support to ensure the growth and success of Celltrion. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Section 8 of the company’s Current Report on Form 8-K filed by VaxGen on November 22, 2004, under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Media

Kesinee Angkustsiri Yip

Associate Director, Corporate Affairs

(650) 624-2304

Investors

Lance Ignon

Vice President, Corporate Affairs
(650) 624-1041